EXHIBIT 24

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that I, Lewis H. Jordan, a Member of the Board of Directors of AirTran Holdings, Inc., a Nevada Corporation, do constitute and appoint Robert Goldberg, Richard P. Magurno and Stanley J. Gadek my true and lawful attorneys-in-fact, with full power of substitution, to act individually or jointly, for me in any and all capacities, to sign, pursuant to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended, any report on Form 3, Form 4, or Form 5, respecting the securities of AirTran Holdings, Inc., and to file the same with the Securities and Exchange Commission, together with all exhibits thereto and other documents in connection therewith, and to sign on my behalf and in my stead, in any and all capacities, any amendments to said reports, incorporating such changes as said attorney-in-fact deems appropriate, hereby ratifying and confirming all that said attorney-in-fact may do or cause to be done by virtue hereof.

     The authority of my attorney-in-fact shall be effective until I expressly revoke it in writing and file same with the Securities and Exchange Commission.

     I acknowledge that I have granted this power of attorney solely to make it more convenient for me to comply with my reporting responsibilities under Section 16 of the Exchange Act, that my granting of this power of attorney does not relieve me of any of my responsibilities to prepare and file on a timely basis all reports that I may be required to file under said Section 16, and that neither AirTran Holdings, Inc. nor my attorney-in-fact, has assumed, or shall be deemed to assume, any of my responsibilities in that regard.

     IN WITNESS WHEREOF, I have hereunto set my hand this 24th day of October, 2002.

Signature: Name:	/s/ Lewis H. Jordan Lewis H. Jordan